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                                 STATE OF NEVADA
                               SECRETARY OF STATE


                          CERTIFICATE OF REINSTATEMENT

         I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that SPHINX INDUSTRIES, INC. a Corporation formed under the laws of the State of NEVADA having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes as amended, for the years and in the amounts as follows:


         1997-1998        List of officers/directors + penalty         $100

         1998-1999        List of officers/directors + penalty         $100

         1999-2000        List of officers/directors + penalty         $100

         2000-2001        List of officers/directors + penalty         $100


                  Reinstatement                                        $50

                  Total                                                $450



and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

                                    IN WITNESS WHEREOF, I have hereunto set my hand and Affixed the Great Seal of State, at my office in Carson City, Nevada, on July 11, 2000.

                                             Original signature on file
                                             --------------------------
                                             Secretary of State

                                    By:      Original signature on file
                                             --------------------------
                                             Certification Clerk